Free Writing Prospectus, dated March 5, 2025
Filed pursuant to Rule 433 under the Securities Act of 1933
Relating to the Preliminary Prospectus, dated January 27, 2025
Registration Statement Nos. 333-283875 and 333-283875-01

Cleco Securitization II LLC
(Issuing Entity)

PRICING TERM SHEET

$305,000,000 Series 2025-A Senior Secured Energy Transition Bonds

Issuing Entity:	Cleco Securitization II LLC
Sponsor, Depositor and Initial Servicer:	Cleco Power LLC (“Cleco Power”)
Trustee:	The Bank of New York Mellon Trust Company, National Association
Joint Bookrunners:	J.P. Morgan Securities LLC SMBC Nikko Securities America, Inc.
Expected Ratings (Moody’s/S&P):	Aaa (sf)/AAA (sf)(1)
Closing Date / Settlement Date:	March 12, 2025 (T+5)

We expect to deliver the energy transition bonds against payment for the energy transition bonds on or about the date specified in the last paragraph of the cover page of this prospectus, which will be the fifth business day following the date of pricing of the energy transition bonds. Since trades in the secondary market generally settle in one business day, purchasers who wish to trade energy transition bonds on the date of pricing or the succeeding three business days will be required, by virtue of the fact that the energy transition bonds initially will settle in T +5, to specify alternative settlement arrangements to prevent a failed settlement.

Payment Dates(2):	June 1 and December 1, commencing December 1, 2025
Applicable Time:	9:32 AM (Eastern time) on March 5, 2025
Proceeds:
The total initial price to the public is $304,939,049.50. The total amount of the underwriting discounts and commissions is $1,067,500.00. The total amount of proceeds to the Issuing Entity before deduction of expenses (estimated to be $5,133,295.50) is $303,871,549.50.

Cleco Power return on invested capital from energy transition charges and investment earnings:	$122,289.75 per annum
Initial Energy Transition Charges as a Percentage of Customer’s Total Electricity Bill:
Cleco Power estimates that on an annualized basis the initial energy transition charges would represent approximately 3% of the total bill received by a 1,000 kWh residential customer of Cleco Power based on rates as of March 5, 2025.

Aggregate Securitization Charges as a Percentage of Customer’s Total Electricity Bill:
Combined with the storm recovery charges associated with the storm recovery bonds issued in June 2022, Cleco Power estimates the aggregate charges on an annualized basis would represent approximately 6% of the total bill (5% of the total bill net of surcredits) received by a 1,000 kWh residential customer of Cleco Power based on rates as of March 5, 2025.

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
(2)	In any case where the date on which payment is due shall not be a Business Day, then payment may be made on the next Business Day.

Tranche	Principal Amount Offered	Expected Weighted Average Life (years)	Scheduled Final Payment Date	Final Maturity Date	Interest Rate	Initial Price to Public	Underwriting Discounts and Commissions	Proceeds to Issuing Entity (Before Expenses)
A-1	$100,000,000	5.39	12/01/2034	12/01/2036	4.680%	99.98335%	0.35%	$99,633,350.00
A-2	$205,000,000	15.53	06/01/2045	06/01/2047	5.346%	99.97839%	0.35%	$204,238,199.50

Tranche	CUSIP	ISIN
A-1	185516AA9	US185516AA95
A-2	185516AB7	US185516AB78

EXPECTED SINKING FUND SCHEDULE

Payment Date	Tranche A-1	Tranche A-2
December 1, 2025	$3,213,903.57	$0.00
June 1, 2026	$3,519,569.61	$0.00
December 1, 2026	$5,993,202.27	$0.00
June 1, 2027	$3,767,607.55	$0.00
December 1, 2027	$6,196,166.13	$0.00
June 1, 2028	$4,000,759.87	$0.00
December 1, 2028	$6,434,774.19	$0.00
June 1, 2029	$4,244,951.36	$0.00
December 1, 2029	$6,684,679.78	$0.00
June 1, 2030	$4,500,704.72	$0.00
December 1, 2030	$6,946,417.78	$0.00
June 1, 2031	$4,768,567.39	$0.00
December 1, 2031	$7,220,548.43	$0.00
June 1, 2032	$5,049,112.70	$0.00
December 1, 2032	$7,507,658.49	$0.00
June 1, 2033	$5,342,941.15	$0.00
December 1, 2033	$7,808,362.53	$0.00
June 1, 2034	$5,650,681.66	$0.00
December 1, 2034	$1,149,390.82	$6,973,913.34
June 1, 2035	$0.00	$5,996,216.05
December 1, 2035	$0.00	$8,496,891.47
June 1, 2036	$0.00	$6,383,616.82
December 1, 2036	$0.00	$8,894,647.45
June 1, 2037	$0.00	$6,817,443.92
December 1, 2037	$0.00	$9,289,192.56
June 1, 2038	$0.00	$7,247,974.31
December 1, 2038	$0.00	$9,731,231.03
June 1, 2039	$0.00	$7,701,828.47
December 1, 2039	$0.00	$10,197,216.71
June 1, 2040	$0.00	$8,180,269.95
December 1, 2040	$0.00	$10,688,446.93
June 1, 2041	$0.00	$8,684,630.74
December 1, 2041	$0.00	$11,206,289.30
June 1, 2042	$0.00	$9,216,315.04
December 1, 2042	$0.00	$11,752,185.51
June 1, 2043	$0.00	$9,776,803.06
December 1, 2043	$0.00	$12,327,655.38
June 1, 2044	$0.00	$10,367,655.23
December 1, 2044	$0.00	$12,934,301.03
June 1, 2045	$0.00	$12,135,275.70
Total Payments	$100,000,000.00	$205,000,000.00

EXPECTED AMORTIZATION SCHEDULE

Payment Date	Tranche A-1 Amount	Tranche A-2 Amount
Initial Principal Amount	$100,000,000.00	$205,000,000.00
December 1, 2025	$96,786,096.43	$205,000,000.00
June 1, 2026	$93,266,526.82	$205,000,000.00
December 1, 2026	$87,273,324.55	$205,000,000.00
June 1, 2027	$83,505,717.00	$205,000,000.00
December 1, 2027	$77,309,550.87	$205,000,000.00
June 1, 2028	$73,308,791.00	$205,000,000.00
December 1, 2028	$66,874,016.81	$205,000,000.00
June 1, 2029	$62,629,065.45	$205,000,000.00
December 1, 2029	$55,944,385.67	$205,000,000.00
June 1, 2030	$51,443,680.95	$205,000,000.00
December 1, 2030	$44,497,263.17	$205,000,000.00
June 1, 2031	$39,728,695.78	$205,000,000.00
December 1, 2031	$32,508,147.35	$205,000,000.00
June 1, 2032	$27,459,034.65	$205,000,000.00
December 1, 2032	$19,951,376.16	$205,000,000.00
June 1, 2033	$14,608,435.01	$205,000,000.00
December 1, 2033	$6,800,072.48	$205,000,000.00
June 1, 2034	$1,149,390.82	$205,000,000.00
December 1, 2034	$0.00	$198,026,086.66
June 1, 2035	$0.00	$192,029,870.61
December 1, 2035	$0.00	$183,532,979.14
June 1, 2036	$0.00	$177,149,362.32
December 1, 2036	$0.00	$168,254,714.87
June 1, 2037	$0.00	$161,437,270.95
December 1, 2037	$0.00	$152,148,078.39
June 1, 2038	$0.00	$144,900,104.08
December 1, 2038	$0.00	$135,168,873.05
June 1, 2039	$0.00	$127,467,044.58
December 1, 2039	$0.00	$117,269,827.87
June 1, 2040	$0.00	$109,089,557.92
December 1, 2040	$0.00	$98,401,110.99
June 1, 2041	$0.00	$89,716,480.25
December 1, 2041	$0.00	$78,510,190.95
June 1, 2042	$0.00	$69,293,875.91
December 1, 2042	$0.00	$57,541,690.40
June 1, 2043	$0.00	$47,764,887.34
December 1, 2043	$0.00	$35,437,231.96
June 1, 2044	$0.00	$25,069,576.73
December 1, 2044	$0.00	$12,135,275.70
June 1, 2045	$0.00	$0.00

WEIGHTED AVERAGE LIFE SENSITIVITY

		-5% (0.66 Standard Deviations from Mean)		-15% (7.91 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (Years)	WAL (yrs)	Change (days) (1)	WAL (yrs)	Change (days) (1)
A-1	5.39	5.39	0	5.39	0
A-2	15.53	15.53	0	15.53	0

(1)	Number is rounded to whole days

For the purposes of preparing the above chart, the following assumptions, among others, have been made: (i) in relation to the initial forecast, the forecast error stays constant over the life of the energy transition bonds and is equal to an overestimate of electricity consumption of 5% (0.66 standard deviations from mean) or 15% (7.91 standard deviations from mean); (ii) the servicer makes timely and accurate filings to make a true-up adjustment to the energy transition charges semi-annually; (iii)  customers remit all energy transition charges 30 days after such charges are billed; (iv) operating expenses are equal to projections; (v) there is no acceleration of the final maturity date of the energy transition bonds; and (vi) the issuance date of the energy transition bonds is March 12, 2025. There can be no assurance that the weighted average lives of the energy transition bonds will be as shown.

Subject to the terms and conditions in the underwriting agreement among the Issuing Entity, Cleco Power and the underwriters, the Issuing Entity has agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of the energy transition bonds listed opposite each underwriter’s name below:

Underwriter	Tranche A-1	Tranche A-2
J.P. Morgan Securities LLC	$75,000,000	$153,750,000
SMBC Nikko Securities America, Inc.	$25,000,000	$51,250,000
Total	$100,000,000	$205,000,000

The underwriters may allow, and dealers may reallow, a discount not to exceed the percentage listed below for each tranche of energy transition bonds.

	Selling Concession	Reallowance Discount
Tranche A-1	0.21%	0.105%
Tranche A-2	0.21%	0.105%

After the initial public offering, the public offering prices, selling concessions and reallowance discounts may change.

Initial Energy Transition Charges Per Customer Class

Energy Transition Charge Customer Class	Initial Energy Transition Charge Rate
Residential	$2.00 per month plus $0.00207 per kWh
General Non-Demand	$2.00 per month plus $0.00261 per kWh
General Secondary	$0.93 per kW
General Primary	$0.86 per kW
School & Church Non-Demand	$2.00 per month plus $0.00261 per kWh
School & Church Demand	$0.93 per kW
Municipal	$2.00 per month plus $0.00266 per kWh
Large Power	$0.73 per kW
Standby Power Subscription	$0.08 per kW
Standby Power Back-up	$0.03 per kW
Standby Power Maintenance	$0.02 per kW
Unmetered and OLS (Outdoor Lighting Service)	$0.00794 per kWh

Cleco Power and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Cleco Power and the Issuing Entity have filed with the SEC for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Cleco Power, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Cleco Power collect at 1-318-484-7400, J.P. Morgan Securities LLC toll-free at 1-800-408-1016 or SMBC Nikko Securities America, Inc. toll-free at 1-833-240-3184.